EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
January 28, 2021	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Record Earnings

for the Year 2020

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the fourth quarter and the year of 2020. Earnings for the fourth quarter of 2020 were $92.4 million, or $0.71 per diluted share, as compared to earnings of $63.3 million, or $0.62 per diluted share for the fourth quarter of 2019. Earnings for the year of 2020 were a record $289.0 million as compared to earnings of $260.1 million for the year of 2019. Earnings per diluted share for the year of 2020 were $2.40 as compared to earnings per diluted share of $2.55 for the year of 2019.

Fourth quarter 2020 results produced annualized returns on average assets, average equity and average tangible equity of 1.41%, 8.51% and 14.72%, respectively compared to annualized returns on average assets, average equity and average tangible equity of 1.29%, 7.42% and 13.38%, respectively, for the fourth quarter of 2019. For the year of 2020, United’s returns on average assets, average equity and average tangible equity were 1.20%, 7.30% and 12.90%, respectively compared to returns on average assets, average equity and average tangible equity of 1.34%, 7.80% and 14.26%, respectively, for the year of 2019.

The record net income for the year of 2020, as compared to the year of 2019, was primarily due to higher income from mortgage banking activities, driven by an elevated volume of mortgage loan originations and sales in the secondary market, as well as the impact of the Carolina Financial Corporation (“Carolina Financial”) acquisition. Partially offsetting these increases in net income was higher provision for credit losses resulting from an adverse future macroeconomic forecast as a result of the coronavirus (“COVID-19”) pandemic under the Current Expected Credit Loss (“CECL”) accounting standard and merger-related expenses related to the Carolina Financial acquisition.

“During the many challenges of 2020, United delivered a strong performance for our shareholders, our team members, our customers and our communities,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “For 2020, we earned a record $289 million, increased our dividend for the 47th consecutive year, successfully completed the largest acquisition in our company’s history with Carolina Financial, and maintained our focus on meeting the needs of our customers, our employees and our communities during the COVID-19 pandemic. We enter 2021 with strong credit quality and regulatory ratios that position us well for continued success.”

The results of operations for Carolina Financial are included in the consolidated results of operations from the date of acquisition, May 1, 2020. As a result of the acquisition, the fourth quarter and year of 2020 reflected higher average balances, income, and expense as compared to the fourth quarter and year of 2020. In addition, the fourth quarter and year of 2020 included merger-related expenses of $558 thousand and $54.2 million, respectively, as compared to $589 thousand for both the fourth quarter and year of 2019.

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Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2020 was $192.0 million, which was an increase of $50.7 million or 36% from the fourth quarter of 2019, primarily due to an increase in average earning assets from the Carolina Financial acquisition and Paycheck Protection Program (“PPP”) loans. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the fourth quarter of 2020 increased $50.9 million or 36% from the fourth quarter of 2019 to $193.0 million. Average earning assets for the fourth quarter of 2020 increased $6.0 billion or 35% from the fourth quarter of 2019 due to a $4.4 billion increase in average net loans and loans held for sale, a $1.2 billion increase in average short-term investments and a $395.1 million increase in average investment securities. The net interest spread for the fourth quarter of 2020 increased 36 basis points from the fourth quarter of 2019 due to a 102 basis point decrease in the average cost of funds primarily due to the decline in market interest rates from the fourth quarter of 2019. The increase in the net interest spread was partially offset by a 66 basis point decrease in the average yield on earning assets from the fourth quarter of 2019 due to the decline in market interest rates and the lower yield on PPP loans. Loan accretion on acquired loans was $10.9 million and $8.6 million for the fourth quarter of 2020 and 2019, respectively, an increase of $2.3 million, primarily driven by the accretion on loans acquired from the Carolina Financial acquisition. The net interest margin of 3.33% for the fourth quarter of 2020 was an increase of 4 basis points from the net interest margin of 3.29% for the fourth quarter of 2019.

Net interest income for the year of 2020 was $689.8 million, which was an increase of $111.9 million or 19% from the year of 2019, primarily due to an increase in average earning assets from the Carolina Financial acquisition. Tax-equivalent net interest income for the year of 2020 was $693.7 million, an increase of $112.0 million or 19% from the year of 2019. Average earning assets for the year of 2020 increased $4.2 billion or 25% from the year of 2019 due to a $3.2 billion increase in average net loans and loans held for sale, a $767.9 million increase in average short-term investments and a $293.2 million increase in average investment securities. The net interest spread for the year of 2020 increased 8 basis points from the year of 2019 due to an 80 basis point decrease in the average cost of funds partially offset by a 72 basis point decrease in the average yield on earning assets. Loan accretion on acquired loans was $41.8 million and $38.8 million for the year of 2020 and 2019, respectively, an increase of $3.0 million. The net interest margin of 3.24% for the year of 2020 was a decrease of 15 basis points from the net interest margin of 3.39% for the year of 2019.

On a linked-quarter basis, net interest income for the fourth quarter of 2020 increased $6.3 million or 3% from the third quarter of 2020. United’s tax-equivalent net interest income for the fourth quarter of 2020 also increased $6.3 million or 3% from the third quarter of 2020. The net interest spread for the fourth quarter of 2020 increased 21 basis points from the third quarter of 2020 due to an 18 basis point decrease in the average cost of funds and a 3 basis point increase in the average yield on earning assets. PPP loan fee income increased $2.2 million to $7.0 million in the fourth quarter of 2020 from the third quarter of 2020, driven by loan forgiveness. Average earning assets decreased approximately $302.1 million or 1% from the third quarter of 2020, driven by a decrease in average net loans and loans held for sale of $165.3 million and average short-term investments of $199.8 million from the third quarter of 2020. Loan accretion on acquired loans decreased approximately $815 thousand from the third quarter of 2020. The net interest margin of 3.33% for the fourth quarter of 2020 was an increase of 15 basis points from the net interest margin of 3.18% for the third quarter of 2020.

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Credit Quality

United’s asset quality continues to be sound relative to the current economic environment. At December 31, 2020, nonperforming loans were $132.2 million, or 0.75% of loans & leases, net of unearned income, as compared to nonperforming loans of $131.1 million, or 0.96% of loans & leases, net of unearned income, at December 31, 2019. As of December 31, 2020, the allowance for loan losses was $235.8 million or 1.34% of loans & leases, net of unearned income, as compared to $77.1 million or 0.56% of loans & leases, net of unearned income, at December 31, 2019. The increase in the allowance for loan losses was due to the adoption of CECL, the impact of COVID-19 and the loans acquired from Carolina Financial. Total nonperforming assets of $154.8 million, including OREO of $22.6 million at December 31, 2020, represented 0.59% of total assets as compared to nonperforming assets of $146.6 million or 0.75% of total assets at December 31, 2019.

For the quarters ended December 31, 2020 and 2019, the provision for credit losses was $16.8 million and $5.9 million, respectively. The increase in the provision in relation to the prior year quarter was driven by the impact from the reasonable and supportable forecasts of future macroeconomic conditions used in the estimation of expected credit losses adversely impacted by the COVID-19 pandemic under CECL. The provision for the year of 2020 was $106.6 million as compared to $21.3 million for the year of 2019. In addition to the impact of reasonable and supportable forecasts on reserves, the increase year over year was also driven by the provision for credit losses of $29.0 million recorded on purchased non-credit deteriorated (“non-PCD”) loans from the Carolina Financial acquisition. Net charge-offs were $6.9 million and $5.9 million for the fourth quarter of 2020 and 2019, respectively. Net charge-offs were $23.6 million and $21.0 million for the year of 2020 and 2019, respectively. Annualized net charge-offs as a percentage of average loans & leases, net of unearned income were 0.16% and 0.14% for the fourth quarter and year of 2020, respectively. On a linked-quarter basis, the provision for credit losses remained flat at $16.8 million.

Noninterest Income

Noninterest income for the fourth quarter of 2020 was $94.1 million, which was an increase of $56.8 million or 153% from the fourth quarter of 2019. The increase was driven by a $53.2 million increase in income from mortgage banking activities due to an elevated volume of mortgage loan originations and sales in the secondary market as well as the addition of mortgage banking operations from the Carolina Financial acquisition. Noninterest income for the fourth quarter of 2020 also included $2.3 million in mortgage loan servicing income.

Noninterest income for the year of 2020 was $354.7 million, which was an increase of $204.3 million or 136% from the year of 2019. The increase was due mainly to an increase of $189.1 million in income from mortgage banking activities. Net gains on investment securities were $3.2 million for the year of 2020 as compared to a net gain of $175 thousand for the year of 2019, an increase of approximately $3.0 million. Noninterest income for the year of 2020 also included $6.2 million in mortgage loan servicing income and a $2.2 million gain on the sale of a bank premises.

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On a linked-quarter basis, noninterest income for the fourth quarter of 2020 decreased $41.4 million or 31% from the third quarter of 2020 primarily due to a decrease of $38.7 million in income from mortgage banking activities. Mortgage loan originations and sales volumes remained strong in the fourth quarter of 2020. The decrease in the fourth quarter of 2020 in relation to the third quarter of 2020 was primarily due to lower balances and volume of loans held for sale and loan commitments. The third quarter of 2020 also included a $2.2 million gain on the sale of a bank premises.

Noninterest Expense

Noninterest expense for the fourth quarter of 2020 was $156.1 million, an increase of $59.2 million or 61% from the fourth quarter of 2019. Employee compensation increased $32.6 million from the fourth quarter of 2019 due to the Carolina Financial acquisition as well as due to higher employee incentives and commissions expense mainly related to higher mortgage banking production. Additionally, noninterest expense increased from the fourth quarter of 2019 due to a $10.8 million increase in other expense, a $3.4 million increase in mortgage loan servicing expense and impairment, a $3.0 million increase in employee benefits, a $2.9 million increase in equipment expense and a $2.2 million increase in net occupancy expense. Within other expense, the largest drivers of the increase included an increase in the expense for the reserve for unfunded commitments of $3.3 million and an increase in the amortization of income tax credits of $1.9 million. The increases in employee benefits, equipment expense and occupancy expense were mainly from the Carolina Financial acquisition.

Noninterest expense for the year of 2020 was $578.2 million, an increase of $195.6 million or 51% from the year of 2019. Employee compensation increased $100.7 million from the year of 2019 due to the Carolina Financial acquisition as well as due to higher employee incentives and commissions expense mainly related to higher mortgage banking production. Additional employee benefit expense of $13.1 million and occupancy expense of $6.5 million were recognized in the year of 2020 mainly from the Carolina Financial acquisition. Data processing expense increased $13.2 million (including the Carolina Financial data processing contract termination penalty of $9.7 million recorded in the second quarter of 2020), mortgage loan servicing expense and impairment increased $9.0 million (including $1.4 million temporary impairment on mortgage servicing rights) and prepayment penalties on the early payoff of long-term FHLB advances increased $5.3 million. Other expense also increased $39.1 million due to an increase in merger-related expenses of $10.7 million associated with the Carolina Financial acquisition, an increase in the expense for the reserve for unfunded commitments of $11.0 million, and an increase in the amortization of income tax credits of $5.7 million which reduces the effective tax rate.

On a linked-quarter basis, noninterest expense for the fourth quarter of 2020 decreased $15.5 million or 9% from the third quarter of 2020 due primarily to the $10.4 million in prepayment penalties on the early payoff of three long-term FHLB advances recognized in the third quarter of 2020. Additionally, employee compensation decreased $7.5 million due a decline in salaries expense as a result of fewer employees and lower employee incentives and commissions expense recognized in the fourth quarter of 2020 related primarily to mortgage banking production.

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January 28, 2021

Page Five

Income Tax Expense

For the fourth quarter and year of 2020, income tax expense was $20.8 million and $70.7 million as compared to $12.5 million and $64.3 million, respectively, for the fourth quarter and year of 2019. The increase in the comparative quarter and year periods was due to overall higher earnings. On a linked-quarter basis, income tax expense decreased $8.1 million due to lower earnings and a lower effective tax rate primarily as a result of an increased benefit from income tax credits. United’s effective tax rate was 18.4% for the fourth quarter of 2020, 16.5% for the fourth quarter of 2019 and 21.8% for the third quarter of 2020. For the year of 2020 and 2019, United’s effective tax rate was 19.7% and 19.8%, respectively.

Regulatory Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 15.6% at December 31, 2020 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 13.3%, 13.3% and 10.3%, respectively. The December 31, 2020 ratios reflect United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

About United Bankshares, Inc.

As of December 31, 2020, United had consolidated assets of approximately $26.2 billion. United is the parent company of United Bank, the largest community bank headquartered in the D.C. Metro region. United Bank has 230 offices in West Virginia, Virginia, Ohio, Pennsylvania, Maryland, North Carolina, South Carolina, Georgia, and the nation’s capital. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its December 31, 2020 consolidated financial statements on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2020 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, tangible equity, return on tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect, such as statements about the potential impacts of the COVID-19 pandemic. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on United’s colleagues, the communities United serves, and the domestic and global economy, which may have an adverse effect on United’s business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the successful integration of operations of Carolina Financial Corporation; competition; and changes in legislation or regulatory requirements. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Year Ended
	December 2020	December 2019	December 2020	December 2019

EARNINGS SUMMARY:
Interest income	$208,914	$183,869	$798,382	$762,562
Interest expense	16,925	42,586	108,609	184,640

Net interest income	191,989	141,283	689,773	577,922
Provision for credit losses	16,751	5,867	106,562	21,313
Noninterest income	94,082	37,242	354,746	150,484
Noninterest expense	156,117	96,900	578,217	382,654

Income before income taxes	113,203	75,758	359,740	324,439
Income taxes	20,833	12,473	70,717	64,340

Net income	$92,370	$63,285	$289,023	$260,099

PER COMMON SHARE:
Net income:
Basic	$0.71	$0.62	$2.40	$2.55
Diluted	0.71	0.62	2.40	2.55
Cash dividends	$0.35	$0.35	1.40	1.37
Book value			33.27	33.12
Closing market price			$32.40	$38.66
Common shares outstanding:
Actual at period end, net of treasury shares			129,188,507	101,553,671
Weighted average-basic	129,371,600	101,250,489	120,017,247	101,585,599
Weighted average-diluted	129,479,390	101,537,640	120,090,232	101,852,577

FINANCIAL RATIOS:
Return on average assets	1.41%	1.29%	1.20%	1.34%
Return on average shareholders’ equity	8.51%	7.42%	7.30%	7.80%
Return on average tangible equity (non-GAAP) (1)	14.72%	13.38%	12.90%	14.26%
Average equity to average assets	16.54%	17.39%	16.39%	17.13%
Net interest margin	3.33%	3.29%	3.24%	3.39%

	December 31 2020	December 31 2019	December 31 2018	September 30 2020

PERIOD END BALANCES:
Assets	$26,184,247	$19,662,324	$19,250,498	$25,931,308
Earning assets	23,172,403	17,344,638	16,971,602	22,903,067
Loans & leases, net of unearned income	17,591,413	13,712,129	13,422,222	17,930,231
Loans held for sale	718,937	387,514	249,846	812,084
Investment securities	3,186,184	2,669,797	2,543,727	3,007,263
Total deposits	20,585,160	13,852,421	13,994,749	20,251,539
Shareholders’ equity	4,297,620	3,363,833	3,251,624	4,267,441

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	December	December	September	June	March
	2020	2019	2020	2020	2020
Interest & Loan Fees Income (GAAP)	$208,914	$183,869	$210,269	$198,717	$180,482
Tax equivalent adjustment	1,042	851	1,046	1,018	782

Interest & Fees Income (FTE) (non-GAAP)	209,956	184,720	211,315	199,735	181,264
Interest Expense	16,925	42,586	24,605	28,115	38,964

Net Interest Income (FTE) (non-GAAP)	193,031	142,134	186,710	171,620	142,300

Provision for Credit Losses	16,751	5,867	16,781	45,911	27,119

Noninterest Income:
Fees from trust services	3,585	3,597	3,574	3,261	3,483
Fees from brokerage services	3,125	2,468	3,066	2,651	2,916
Fees from deposit services	9,501	8,549	9,320	8,055	7,957
Bankcard fees and merchant discounts	1,129	1,154	1,226	718	993
Other charges, commissions, and fees	753	576	715	610	518
Income from bank-owned life insurance	1,479	2,906	2,059	1,291	2,388
Income from mortgage banking activities	70,793	17,547	109,457	68,213	17,631
Mortgage loan servicing income	2,334	0	2,345	1,534	0
Net gain on the sale of bank premises	0	0	2,229	0	0
Net gains on investment securities	589	109	860	1,510	196
Other noninterest income	794	336	617	547	724

Total Noninterest Income	94,082	37,242	135,468	88,390	36,806

Noninterest Expense:
Employee compensation	77,001	44,399	84,455	68,664	44,541
Employee benefits	12,103	9,121	13,202	12,779	10,786
Net occupancy	10,979	8,734	10,944	10,318	9,062
Data processing	7,280	5,727	6,708	15,926	5,506
Amortization of intangibles	1,691	1,754	1,691	1,646	1,577
OREO expense	3,069	1,450	1,166	607	906
Equipment expense	6,396	3,522	5,616	5,004	3,845
FDIC insurance expense	2,250	1,005	2,700	2,782	2,400
Mortgage loan servicing expense and impairment	3,482	119	3,301	2,510	138
Prepayment penalties on FHLB borrowings	0	0	10,385	0	0
Other expenses	31,866	21,069	31,425	29,138	22,372

Total Noninterest Expense	156,117	96,900	171,593	149,374	101,133

Income Before Income Taxes (FTE) (non-GAAP)	114,245	76,609	133,804	64,725	50,854

Tax equivalent adjustment	1,042	851	1,046	1,018	782

Income Before Income Taxes (GAAP)	113,203	75,758	132,758	63,707	50,072

Taxes	20,833	12,473	28,974	11,021	9,889

Net Income	$92,370	$63,285	$103,784	$52,686	$40,183

MEMO: Effective Tax Rate	18.40%	16.46%	21.82%	17.30%	19.75%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Year Ended
	December	December	December	December
	2020	2019	2018	2017
Interest & Loan Fees Income (GAAP)	$ 798,382	$ 762,562	$ 717,715	$ 623,806
Tax equivalent adjustment	3,888	3,735	4,328	8,429

Interest & Fees Income (FTE) (non-GAAP)	802,270	766,297	722,043	632,235
Interest Expense	108,609	184,640	129,070	74,809

Net Interest Income (FTE) (non-GAAP)	693,661	581,657	592,973	557,426

Provision for Credit Losses	106,562	21,313	22,013	28,406

Noninterest Income:
Fees from trust services	13,903	13,873	12,930	11,801
Fees from brokerage services	11,758	10,136	9,347	7,730
Fees from deposit services	34,833	33,768	33,973	33,622
Bankcard fees and merchant discounts	4,066	4,674	5,168	4,795
Other charges, commissions, and fees	2,596	2,241	2,228	2,057
Income from bank-owned life insurance	7,217	7,339	5,045	5,110
Income from mortgage banking activities	266,094	76,951	58,109	58,907
Mortgage loan servicing income	6,213	0	0	0
Net gain on the sale of bank premises	2,229	0	2,763	0
Net gains (losses) on investment securities	3,155	175	(2,618)	5,584
Other noninterest income	2,682	1,327	1,767	2,039

Total Noninterest Income	354,746	150,484	128,712	131,645

Noninterest Expense:
Employee compensation	274,661	173,962	164,468	166,393
Employee benefits	48,870	35,745	36,172	34,997
Net occupancy	41,303	34,850	36,462	39,067
Data processing	35,420	22,232	23,800	21,019
Amortization of intangibles	6,605	7,016	8,039	7,772
OREO expense	5,748	5,336	3,444	6,003
Equipment expense	20,861	14,210	13,846	10,528
FDIC insurance expense	10,132	8,070	11,464	7,051
Mortgage loan servicing expense and impairment	9,431	423	271	263
Prepayment penalties on FHLB borrowings	10,385	5,105	0	0
Other expenses	114,801	75,705	70,213	74,316

Total Noninterest Expense	578,217	382,654	368,179	367,409

Income Before Income Taxes (FTE) (non-GAAP)	363,628	328,174	331,493	293,256

Tax equivalent adjustment	3,888	3,735	4,328	8,429

Income Before Income Taxes (GAAP)	359,740	324,439	327,165	284,827

Taxes	70,717	64,340	70,823	134,246

Net Income	$ 289,023	$ 260,099	$ 256,342	$ 150,581

MEMO: Effective Tax Rate	19.66%	19.83%	21.65%	47.13%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	December 2020	December 2019	December 31	December 31	December 31
	Q-T-D Average	Q-T-D Average	2020	2019	2018
Cash & Cash Equivalents	$2,048,915	$777,007	$2,209,068	$837,493	$1,020,396

Securities Available for Sale	2,849,102	2,463,101	2,953,359	2,437,296	2,337,039
Less: Allowance for credit losses	0	0	0	0	0

Net available for sale securities	2,849,102	2,463,101	2,953,359	2,437,296	2,337,039
Securities Held to Maturity	1,235	1,463	1,235	1,446	19,999
Less: Allowance for credit losses	(21)	0	(23)	0	0

Net held to maturity securities	1,214	1,463	1,212	1,446	19,999
Equity Securities	10,399	8,984	10,718	8,894	9,734
Other Investment Securities	218,741	210,855	220,895	222,161	176,955

Total Securities	3,079,456	2,684,403	3,186,184	2,669,797	2,543,727

Total Cash and Securities	5,128,371	3,461,410	5,395,252	3,507,290	3,564,123

Loans held for sale	720,896	368,966	718,937	387,514	249,846
Commercial Loans & Leases	13,296,380	9,347,641	13,165,497	9,399,170	9,447,420
Mortgage Loans	3,269,073	3,052,045	3,197,274	3,107,721	2,979,787
Consumer Loans	1,253,421	1,195,999	1,259,812	1,206,657	1,002,325

Gross Loans	17,818,874	13,595,685	17,622,583	13,713,548	13,429,532
Unearned income	(38,502)	(2,823)	(31,170)	(1,419)	(7,310)

Loans & Leases, net of unearned income	17,780,372	13,592,862	17,591,413	13,712,129	13,422,222
Allowance for Loan & Leases Losses	(225,918)	(77,073)	(235,830)	(77,057)	(76,703)

Net Loans	17,554,454	13,515,789	17,355,583	13,635,072	13,345,519

Mortgage Servicing Rights	20,766	0	20,955	0	0
Goodwill	1,794,997	1,478,014	1,796,848	1,478,014	1,478,014
Other Intangibles	27,580	30,837	26,923	29,931	36,947
Operating Lease Right-of-Use Asset	72,090	59,031	69,520	57,783	0
Other Real Estate Owned	26,316	18,472	22,595	15,515	16,865
Other Assets	771,233	532,561	777,634	551,205	559,184

Total Assets	$26,116,703	$19,465,080	$26,184,247	$19,662,324	$19,250,498

MEMO: Interest-earning Assets	$23,122,784	$17,165,071	$23,172,403	$17,344,638	$16,971,602

Interest-bearing Deposits	$13,018,640	$9,281,403	$13,179,900	$9,231,059	$9,577,934
Noninterest-bearing Deposits	7,495,594	4,647,907	7,405,260	4,621,362	4,416,815

Total Deposits	20,514,234	13,929,310	20,585,160	13,852,421	13,994,749

Short-term Borrowings	144,177	132,621	142,300	374,654	351,327
Long-term Borrowings	901,655	1,836,423	864,369	1,838,029	1,499,103

Total Borrowings	1,045,832	1,969,044	1,006,669	2,212,683	1,850,430
Operating Lease Liability	75,805	62,662	73,213	61,342	0
Other Liabilities	161,580	118,702	221,585	172,045	153,695

Total Liabilities	21,797,451	16,079,718	21,886,627	16,298,491	15,998,874

Preferred Equity	0	0	0	0	0
Common Equity	4,319,252	3,385,362	4,297,620	3,363,833	3,251,624

Total Shareholders’ Equity	4,319,252	3,385,362	4,297,620	3,363,833	3,251,624

Total Liabilities & Equity	$26,116,703	$19,465,080	$26,184,247	$19,662,324	$19,250,498

MEMO: Interest-bearing Liabilities	$14,064,472	$11,250,447	$14,186,569	$11,443,742	$11,428,364

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	December	December	September	June	March
Quarterly Share Data:	2020	2019	2020	2020	2020

Earnings Per Share:
Basic	$ 0.71	$ 0.62	$ 0.80	$ 0.44	$ 0.40
Diluted	$ 0.71	$ 0.62	$ 0.80	$ 0.44	$ 0.40
Common Dividend Declared Per Share	$ 0.35	$ 0.35	$ 0.35	$ 0.35	$ 0.35
High Common Stock Price	$ 32.86	$ 40.70	$ 30.07	$ 33.12	$ 39.07
Low Common Stock Price	$ 21.19	$ 36.09	$ 20.57	$ 21.52	$ 19.67

Average Shares Outstanding (Net of Treasury Stock):
Basic	129,371,600	101,250,489	129,373,154	119,823,652	101,295,073
Diluted	129,479,390	101,537,640	129,454,966	119,887,823	101,399,181

Common Dividends	$ 45,442	$ 35,543	$ 45,414	$ 45,416	$ 35,604
Dividend Payout Ratio	49.20%	56.16%	43.76%	86.20%	88.60%

		Year Ended
		December	December	December	December
YTD Share Data:		2020	2019	2018	2017

Earnings Per Share:
Basic		$ 2.40	$ 2.55	$ 2.46	$ 1.54
Diluted		$ 2.40	$ 2.55	$ 2.45	$ 1.54
Common Dividend Declared Per Share		$ 1.40	$ 1.37	$ 1.36	$ 1.33

Average Shares Outstanding (Net of Treasury Stock):
Basic		120,017,247	101,585,599	104,015,976	97,502,633
Diluted		120,090,232	101,852,577	104,298,825	97,890,078

Common Dividends		$ 171,876	$ 139,508	$ 141,610	$ 131,755
Dividend Payout Ratio		59.47%	53.64%	55.24%	87.50%

	December 31	December 31	September 30	June 30	March 31
EOP Share Data:	2020	2019	2020	2020	2020

Book Value Per Share	$ 33.27	$ 33.12	$ 32.89	$ 32.35	$ 32.87
Tangible Book Value Per Share (non-GAAP) (1)	$ 19.15	$ 18.27	$ 18.84	$ 18.28	$ 18.06

52-week High Common Stock Price	$ 39.07	$ 40.70	$ 40.70	$ 40.70	$ 40.70
Date	01/02/20	11/05/19	11/05/19	11/05/19	11/05/19
52-week Low Common Stock Price	$ 19.67	$ 30.67	$ 19.67	$ 19.67	$ 19.67
Date	03/23/20	01/02/19	03/23/20	03/23/20	03/23/20

EOP Shares Outstanding (Net of Treasury Stock):	129,188,507	101,553,671	129,762,348	129,755,395	101,723,600

Memorandum Items:
EOP Employees (full-time equivalent)	3,051	2,204	3,137	3,039	2,206

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$ 4,297,620	$ 3,363,833	$ 4,267,441	$ 4,197,855	$ 3,343,702
Less: Total Intangibles	(1,823,771)	(1,507,945)	(1,823,129)	(1,825,887)	(1,506,368)

Tangible Equity (non-GAAP)	$ 2,473,849	$ 1,855,888	$ 2,444,312	$ 2,371,968	$ 1,837,334

÷ EOP Shares Outstanding (Net of Treasury Stock)	129,188,507	101,553,671	129,762,348	129,755,395	101,723,600

Tangible Book Value Per Share (non-GAAP)	$ 19.15	$ 18.27	$ 18.84	$ 18.28	$ 18.06

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
Selected Yields and Net Interest Margin:	December 2020	December 2019	September 2020	June 2020	March 2020

Net Loans and Loans held for sale	4.18%	4.65%	4.17%	4.21%	4.60%
Investment Securities	2.08%	2.74%	2.17%	2.44%	2.70%
Money Market Investments/FFS	0.42%	2.57%	0.42%	0.49%	2.23%
Average Earning Assets Yield	3.62%	4.28%	3.59%	3.70%	4.21%
Interest-bearing Deposits	0.43%	1.33%	0.54%	0.67%	1.19%
Short-term Borrowings	0.55%	1.52%	0.44%	0.54%	1.34%
Long-term Borrowings	1.15%	2.35%	1.65%	1.68%	2.21%
Average Liability Costs	0.48%	1.50%	0.66%	0.82%	1.37%
Net Interest Spread	3.14%	2.78%	2.93%	2.88%	2.84%
Net Interest Margin	3.33%	3.29%	3.18%	3.18%	3.30%

Selected Financial Ratios:
Return on Average Assets	1.41%	1.29%	1.56%	0.87%	0.82%
Return on Average Shareholders’ Equity	8.51%	7.42%	9.68%	5.40%	4.82%
Return on Average Tangible Equity (non-GAAP) (1)	14.72%	13.38%	16.94%	9.58%	8.77%
Efficiency Ratio	54.57%	54.28%	53.43%	57.68%	56.71%

Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$92,370	$63,285	$103,784	$52,686	$40,183

(b) Number of days	92	92	92	91	91

Average Total Shareholders’ Equity (GAAP)	$4,319,252	$3,385,362	$4,263,111	$3,921,289	$3,350,652
Less: Average Total Intangibles	(1,822,577)	(1,508,851)	(1,826,057)	(1,708,683)	(1,507,272)

(c) Average Tangible Equity (non-GAAP)	$2,496,675	$1,876,511	$2,437,054	$2,212,606	$1,843,380
Return on Average Tangible Equity (non-GAAP) [(a) / (b)] x 366 or 365 / (c)	14.72%	13.38%	16.94%	9.58%	8.77%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Year Ended
	December		December		December		December
	2020		2019		2018		2017
Selected Yields and Net Interest Margin:
Net Loans and Loans held for sale	4.27%		4.85%		4.77%		4.56%
Investment Securities	2.33%		2.86%		2.73%		2.63%
Money Market Investments/FFS	0.65%		2.91%		2.29%		1.23%
Average Earning Assets Yield	3.75%		4.47%		4.36%		4.07%
Interest-bearing Deposits	0.67%		1.41%		0.97%		0.54%
Short-term Borrowings	0.70%		1.67%		1.00%		0.51%
Long-term Borrowings	1.76%		2.56%		2.34%		1.80%
Average Liability Costs	0.80%		1.60%		1.15%		0.69%
Net Interest Spread	2.95%		2.87%		3.21%		3.38%
Net Interest Margin	3.24%		3.39%		3.58%		3.58%

Selected Financial Ratios:
Return on Average Assets	1.20%		1.34%		1.36%		0.85%
Return on Average Shareholders’ Equity	7.30%		7.80%		7.84%		5.09%
Return on Average Tangible Equity (non-GAAP) (1)	12.90%		14.26%		14.65%		9.18%
Loans & Leases, net of unearned income / Deposit Ratio	85.46%		98.99%		95.91%		94.08%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.34%		0.56%		0.57%		0.59%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income	1.45%		0.57%		0.58%		0.59%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.36%		0.46%		0.51%		0.84%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.08%		0.07%		0.11%		0.08%
Non-performing Loans/ Loans & Leases, net of unearned income	0.75%		0.96%		1.06%		1.30%
Non-performing Assets/ Total Assets	0.59%		0.75%		0.83%		1.01%
Primary Capital Ratio	17.22%		17.44%		17.23%		17.34%
Shareholders’ Equity Ratio	16.41%		17.11%		16.89%		17.00%
Price / Book Ratio	0.97	x	1.17	x	0.98	x	1.13	x
Price / Earnings Ratio	13.50	x	15.14	x	12.71	x	22.59	x
Efficiency Ratio	55.36%		52.53%		51.32%		53.98%

Notes:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$289,023		$260,099		$256,342		$150,581

Average Total Shareholders’ Equity (GAAP)	$3,956,969		$3,336,075		$3,268,944		$2,959,293

Less: Average Total Intangibles	(1,716,738)		(1,511,501)		(1,519,174)		(1,319,109)

(b) Average Tangible Equity (non-GAAP)	$2,240,231		$1,824,574		$1,749,770		$1,640,184
Return on Average Tangible Equity (non-GAAP) [(a) / (b)]	12.90%		14.26%		14.65%		9.18%
(2) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	December	December	September	June	March
	2020	2019	2020	2020	2020
Mortgage Banking Segment Data:
Applications	$2,284,532	$896,000	$3,460,687	$2,189,008	$2,054,000
Loans originated	1,979,284	777,312	2,071,717	1,692,297	904,949
Loans sold	$2,065,400	$800,400	$1,898,539	$1,636,063	$793,392
Purchase money % of loans closed	49%	66%	48%	42%	49%
Realized gain on sales and fees as a % of loans sold	4.10%	2.84%	4.26%	2.49%	2.82%
Net interest income	$2,918	$547	$2,740	$2,246	$949
Other income	73,082	19,946	110,900	71,013	21,190
Other expense	41,193	18,419	43,417	35,261	20,757
Income taxes	5,656	192	14,823	6,946	273
Net income	$29,151	$1,882	$55,400	$31,052	$1,109

		Year Ended
		December	December	December	December
		2020	2019	2018	2017
Mortgage Banking Segment Data:
Applications		$9,988,227	$4,330,000	$3,912,000	$3,337,000
Loans originated		6,648,247	2,941,722	2,619,454	2,333,895
Loans sold		$6,393,394	$2,804,451	$2,608,242	$2,350,813
Purchase money % of loans closed		47%	72%	83%	82%
Realized gain on sales and fees as a % of loans sold		3.63%	2.86%	2.72%	2.80%
Net interest income		$8,853	$916	$1,315	$(69)
Other income		276,185	83,884	68,555	58,532
Other expense		140,628	72,288	72,632	62,072
Income taxes (benefit)		27,698	2,355	(505)	(901)
Net income (loss)		$116,712	$10,157	$(2,257)	$(2,708)

	December 31	December 31	September 30	June 30	March 31
	2020	2019	2020	2020	2020
Period End Mortgage Banking Segment Data:
Locked pipeline	$989,640	$143,465	$1,398,898	$889,275	$739,322
Balance of loans serviced	$3,587,953	$0	$3,551,157	$3,552,292	$0

Number of loans serviced	25,614	0	25,813	25,609	0

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	December 31	December 31	September 30	June 30	March 31
	2020	2019	2020	2020	2020
Asset Quality Data:
EOP Non-Accrual Loans	$62,718	$63,209	$71,312	$67,669	$64,036
EOP 90-Day Past Due Loans	13,832	9,494	12,583	11,150	7,051
EOP Restructured Loans (1)	55,657	58,369	68,381	77,436	61,470

Total EOP Non-performing Loans	$132,207	$131,072	$152,276	$156,255	$132,557
EOP Other Real Estate Owned	22,595	15,515	25,696	29,947	15,849

Total EOP Non-performing Assets	$154,802	$146,587	$177,972	$186,202	$148,406

	Three Months Ended
	December	December	September	June	March
	2020	2019	2020	2020	2020
Allowance for Loan Losses:
Beginning Balance	$225,812	$77,098	$215,121	$154,923	$77,057
Cumulative Effect Adjustment for CECL	0	0	0	0	57,442

	225,812	77,098	215,121	154,923	134,499
Initial allowance for acquired PCD loans	0	0	0	18,635	0
Gross Charge-offs	(10,120)	(9,704)	(8,468)	(5,634)	(8,761)
Recoveries	3,203	3,796	2,820	1,290	2,073

Net Charge-offs	(6,917)	(5,908)	(5,648)	(4,344)	(6,688)
Provision for Loan & Lease Losses	16,935	5,867	16,339	45,907	27,112

Ending Balance	$235,830	$77,057	$225,812	$215,121	$154,923
Reserve for lending-related commitments	19,250	1,733	15,960	11,946	7,742

Allowance for Credit Losses (2)	$255,080	$78,790	$241,772	$227,067	$162,665

		Year Ended
		December	December	December	December
		2020	2019	2018	2017
Allowance for Loan Losses:
Beginning Balance		$77,057	$76,703	$76,627	$72,771
Cumulative Effect Adjustment for CECL		57,442	0	0	0

		134,499	76,703	76,627	72,771
Initial allowance for acquired PCD loans		18,635	0	0	0
Gross Charge-offs		(32,983)	(29,110)	(28,606)	(32,863)
Recoveries		9,386	8,151	6,669	8,313

Net Charge-offs		(23,597)	(20,959)	(21,937)	(24,550)
Provision for Loan & Lease Losses		106,293	21,313	22,013	28,406

Ending Balance		$235,830	$77,057	$76,703	$76,627
Reserve for lending-related commitments		19,250	1,733	1,389	679

Allowance for Credit Losses (2)		$255,080	$78,790	$78,092	$77,306

Notes:

(1)

Restructured loans with an aggregate balance of $41,185, $53,665, $59,916, $51,775 and $48,387 at December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.

(2)	Includes allowances for loan losses and lending-related commitments.